UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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The Cheesecake Factory Incorporated
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PRESS RELEASE

THE CHEESECAKE FACTORY ANNOUNCES

CORPORATE GOVERNANCE ENHANCEMENTS

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – April 21, 2008 – The Cheesecake Factory Incorporated (NASDAQ: CAKE), continuing in its commitment to strong corporate governance standards, today announced that its Board of Directors has unanimously adopted enhancements to the Company’s corporate governance policies.  These enhancements include:

•                  The adoption of amendments to the Company’s Bylaws to implement a majority voting policy for the election of directors.  The amendments require that in order to be considered for nomination by the Board of Directors, a person must agree to submit an irrevocable resignation to the Board if he or she fails to receive a majority vote.  The resignation will be contingent upon acceptance by the Board of Directors.  The Company anticipates that these amendments will be effective for its 2009 Annual Meeting of Stockholders;

•                  The adoption of a policy requiring the Company’s executive officers to agree to repay, to the extent deemed appropriate by the Audit Committee, that portion of any bonus based directly on financial statements filed with the SEC that are subsequently required to be restated as a result of material noncompliance with applicable financial reporting requirements.  The Company expects to implement this policy in the current fiscal year; and

•                  The adoption of amendments to the Company’s Bylaws and the submission to the Company’s stockholders of a proposal to amend the Company’s classified board structure.  If this proposal is approved by stockholders, the Company intends for all directors to stand for election to one-year terms beginning at the 2011 Annual Meeting of Stockholders.

“We are pleased to implement these enhancements, which are consistent with best practices in corporate governance today, and serve the interests of our stockholders,” said David Overton, Chairman and CEO.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 139 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on these statements.  Forward-looking statements speak only as of the dates on which they were made.  Except as may be required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company’s filings with the Securities and Exchange Commission.

Important Information

In connection with the solicitation of proxies, the Company filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated April 21, 2008. The Proxy Statement contains important information about the Company and the 2008 Annual Stockholders meeting. The Company’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Company by contacting Investor Relations in writing at 26901 Malibu Hills Road, Calabasas Hills, California 91301.  The Proxy Statement is also available on the Company’s website at www.thecheesecakefactory.com. The contents of the website are not deemed to be incorporated by reference into the Proxy Statement.

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